Exhibit 99.1

November 22, 2022

Dateline: Longview, Texas

Friedman Industries, Incorporated (NYSE – American; trading symbol: FRD)

FOR IMMEDIATE RELEASE

FRIEDMAN INDUSTRIES, INCORPORATED PROVIDES SINTON FACILITY UPDATE AND UPDATE ON FORM 10-Q FILING

SINTON UPDATE

On October 25, 2022, the Company started shipping material to customers from its newly constructed coil processing facility in Sinton, Texas. The facility consists of a 70,000 square foot building located on 26.5 acres leased from Steel Dynamics, Inc. at their new flat roll steel mill campus. Material is processed on a new stretcher leveler cut-to-length line that is capable of handling steel coils up to 1” thick, widths up to 96” wide and yields exceeding 100,000 psi.

The equipment commissioning process has gone smoothly so far and the customer response has been very positive. The quality of the initial material processed has been outstanding giving the Company great confidence marketing the facility’s offerings to customers. The facility is currently staffed to operate a single shift but the Company is in the process of hiring and training additional personnel so a second shift can be operated as production ramps up.

FORM 10-Q FILING UPDATE

On November 9, 2022, the Company filed a Form NT 10-Q with the SEC providing notice of inability to timely file its Form 10-Q for the quarter ended September 30, 2022 (“Form 10-Q”). Because the Company was not able to file its Form 10-Q within the grace period provided by the Form NT 10-Q, the Company has received a Filing Delinquency Notification from NYSE American LLC notifying the Company that it has six months to cure the filing delinquency. If the Company fails to file the Form 10-Q during this initial cure period, NYSE American may, in its sole discretion, provide an additional six-month cure period. NYSE American will add a “.LF” indicator on the Company’s ticker until this deficiency is cured.

The completion of a major acquisition on April 30, 2022 and the regulatory, accounting and transitional requirements after the acquisition have been the primary cause of the Company’s recent non-timely SEC filings. The Company is working diligently to file its Form 10-Q as soon as possible.

During September 2022 and October 2022, the Company hired additional accounting personnel and believes these additional personnel will provide the resources necessary for the Company to satisfy future filing requirements in a timely manner.

ABOUT FRIEDMAN INDUSTRIES

Friedman Industries, Incorporated (“Company”), headquartered in Longview, Texas, is a manufacturer and processor of steel products with operating plants in Hickman, Arkansas; Decatur, Alabama; East Chicago, Indiana; Granite City, Illinois; Sinton, Texas and Lone Star, Texas. The Company has two reportable segments: coil products and tubular products. The coil product segment consists of the operations in Hickman, Decatur, East Chicago, Granite City and Sinton where the Company processes hot-rolled steel coils. The Hickman, East Chicago and Granite City facilities operate temper mills and corrective leveling cut-to length lines. The Sinton and Decatur facilities operates stretcher leveler cut-to-length lines. The Sinton facility is a newly constructed facility with operations commencing in October 2022. The tubular product segment consists of the operations in Lone Star where the Company manufactures electric resistance welded pipe and distributes pipe through its Texas Tubular Products division.

CONTACT:

Mr. Alex LaRue

Chief Financial Officer, Secretary and Treasurer

(903)758-3431